Exhibit 2.1

AMENDMENT No. 1, dated as of April 4, 2011 (this “Amendment”), to the Merger Agreement referred to below, among FL HOLDING CV, an entity organized under the laws of the Netherlands (“Parent”), MAGNOLIA ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), FOREST LABORATORIES, INC., a Delaware corporation and the indirect parent of Parent (the “Guarantor”) and CLINICAL DATA, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser, the Guarantor and the Company have entered into an Agreement and Plan of Merger, dated as of February 22, 2011 (the “Merger Agreement”), providing for the acquisition of the Company upon the terms and subject to the conditions set forth therein. Capitalized terms used in this Amendment without definition shall have the meanings assigned thereto in the Merger Agreement;

WHEREAS, the parties desire to amend certain provisions of the Merger Agreement as provided in this Amendment;

WHEREAS, the Company Board has duly authorized the execution and delivery of this Amendment by the Company and the respective boards of directors of Parent and Purchaser have each approved the execution and delivery of this Amendment by Parent and Purchaser.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Purchaser, the Guarantor and the Company hereby agree as follows:

1.	AMENDMENTS.

1.1. Amendment and Restatement of Section 2.1(d). Section 2.1(d) is hereby amended and restated to read in its entirety as follows:

“The Offer shall initially expire at midnight, New York City Time, on the date (the “Initial Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. On the date of this Amendment, Purchaser shall extend the expiration date of the Offer to April 11, 2011 (the “Offer End Date”). Notwithstanding anything herein to the contrary, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.”

1.2. Amendment and Restatement of Section 2.1(e). Section 2.1(e) is hereby amended and restated to read in its entirety as follows:

“From and after the Offer End Date, Purchaser shall be entitled to allow the Offer to expire and thereby terminate if the Offer Conditions shall not be satisfied as of the date of the Offer End Date. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination.” The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.1 and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.”

1.3. A new Section 7.1(d) is hereby added, to read as follows:

“(d) Notwithstanding anything herein to the contrary, the Company will not file the definitive Proxy Statement, convene the Stockholders’ Meeting to vote upon the adoption of the Agreement or solicit any proxies in favor of the adoption of this Agreement until after the Offer Termination. Without limiting the obligations of the Company under Sections 7.1(a), (b) or (c), the Company shall duly file and commence the dissemination of the definitive Proxy Statement to the Company’s stockholders on the first business day following the Offer Termination, unless required by any rule, regulation, interpretation or position of the SEC or its staff to delay the filing or dissemination of the definitive Proxy Statement beyond such day.”

2.	MISCELLANEOUS.

2.1. Effect of Amendment. Except as expressly set forth herein: (i) the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed; and (ii) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the parties hereto under the Merger Agreement.

2.2. Miscellaneous Items. The provisions of Sections 10.5, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12 and 10.13 of the Merger Agreement shall apply to this Amendment as if set forth herein.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FL HOLDING CV

By	/s/ Ralph Kleinman
Name: Ralph Kleinman
Title: Manager

MAGNOLIA ACQUISITION CORP.

By	/s/ Howard Solomon
Name: Howard Solomon
Title: President

FOREST LABORATORIES, INC.

By	/s/ Howard Solomon
Name: Howard Solomon
Title: President, Chairman of the Board and Chief Executive Officer

CLINICAL DATA, INC.

By	/s/ Andrew Fromkin
Name: Andrew Fromkin
Title: President and Chief Executive Officer